EXHIBIT 99.1

BJ’s Restaurants, Inc. Appoints New Independent Director Brad Richmond

Announces Cooperation Agreement with Fund 1 Investments

Board to Form a Shareholder Value Initiatives Committee to Provide Analysis and Recommendations to Board

HUNTINGTON BEACH, Calif., Feb. 28, 2024 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (“BJ’s” or the “Company”) (Nasdaq: BJRI) today announced that it has appointed C. Bradford (Brad) Richmond to its Board of Directors (the “Board”), effective immediately. In conjunction with Mr. Richmond’s appointment, the Company entered into a cooperation agreement (the “Cooperation Agreement”) with Fund 1 Investments, LLC, one of the company’s shareholders (collectively with its affiliates, “Fund 1”).

Mr. Richmond served as Chief Financial Officer of Darden Restaurants Inc. from 2006 to 2015, where he also served as Corporate Controller from 2005 to 2006. He previously held executive-level finance and strategic planning roles at Red Lobster and Olive Garden. Mr. Richmond also serves on the boards of directors of Coast Entertainment Holdings, a specialty operator of theme parks, tourist attractions, and other leisure facilities, and Qualfon, a global provider of call centers, back office services, and business process outsourcing services. He is experienced in multiple areas relevant to the Company’s business, including capital allocation, restaurant operations, and strategic planning.

“We are pleased to welcome Brad, an accomplished public company executive, to the Board,” said Gerald (“Jerry”) W. Deitchle, Chairman of the Board. “His addition reflects our commitment to ensuring the Board has the right mix of skills and experiences.”

In connection with entering into the Cooperation Agreement, the Board also will form a Shareholder Value Initiatives Committee that will make recommendations to the full Board with respect to the Board’s continued efforts to maximize value for shareholders.

Peter (“Pete”) A. Bassi, the Company’s Lead Independent Director, said, “We look forward to working with Brad, who we believe will provide important insight to the Board.”

“We are pleased to have reached an agreement with the Board on the appointment of Brad, a highly qualified independent director, and the formation of the Shareholder Value Initiatives Committee" said Jonathan Lennon, the Managing Member of Fund 1. “We believe that BJ’s is well positioned to navigate a dynamic market environment, and we are confident that Brad can help the company drive shareholder value.”

Fund 1 has agreed to a customary standstill, voting commitment, and related provisions in connection with the Cooperation Agreement. A copy of the Cooperation Agreement will be included as an exhibit to the company’s current report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission (the “SEC”).

Sidley Austin LLP and Elkins Kalt Weintraub Reuben Gartside LLP are serving as legal counsel to the Company. Olshan Frome Wolosky LLP and Kleinberg, Kaplan, Wolff & Cohen, P.C. are serving as legal counsel to Fund 1.

About BJ’s Restaurants, Inc.

BJ’s Restaurants, Inc. is a national brand with brewhouse roots where Craft Matters®. BJ’s broad menu has something for everyone: slow-roasted entrees, like prime rib, BJ’s EnLIGHTened Entrees® including Cherry Chipotle Glazed Salmon, signature deep-dish pizza and the often imitated, but never replicated world-famous Pizookie® dessert. A winner of the 2023 Vibe Vista Award in the Best Spirits Program category and the most decorated restaurant-brewery in the country, BJ’s has been a pioneer in the craft brewing world since 1996 and takes pride in serving BJ’s award-winning proprietary handcrafted beers, brewed at its brewing operations in four states and by independent third-party craft brewers. The BJ’s experience offers high-quality ingredients, bold flavors, moderate prices, sincere service, and a cool, contemporary atmosphere. Founded in 1978, BJ’s owns and operates over 200 casual dining restaurants in 30 states. All restaurants offer dine-in, take-out, delivery and large party catering. For more BJ’s information, visit http://www.bjsrestaurants.com.

Forward Looking Statements

Statements used in this news release relating to future plans, or events, are forward-looking statements subject to certain risks and uncertainties. Additional information concerning these and other risks and uncertainties is contained in the Company’s filings with the SEC, including the Annual Report on Form 10-K, and other periodic reports filed with the SEC. The Company has no obligation to publicly update or revise any of the forward-looking statements in this news release.

Investor Relations Contact

For further information, please contact Tom Houdek of BJ’s Restaurants, Inc. at (714) 500-2400.